Exhibit 99.1

[Atwood Oceanics, Inc. Letterhead]

July 11, 2008

Dear Shareholder:

We are pleased to enclose a stock certificate representing additional shares of the Common Stock as well as Rights (as defined below) associated with such shares (collectively, the “Shares”) of Atwood Oceanics, Inc. (the “Company”) to which you are entitled as a result of the two-for-one stock split effected as a 100% stock dividend. This new certificate represents one additional Share for each Share of Common Stock held by you as of the close of business on June 27, 2008, the record date for the stock split. Any stock certificate held by you prior to the stock split is still valid, representing the number of Shares stated thereon, and does not need to be exchanged for a new certificate. Do not destroy or return to the Company any stock certificates in your possession.

The Company’s Board of Directors believes that a stock split in the form of a stock dividend is in the best interests of shareholders. A transfer of $1.00 for each additional Share issued, or $[_________] in the aggregate, was made from the Company's additional paid-in capital account to its Common Stock account on the record date of June 27, 2008. Both current earnings and retained earnings of the Company exceed the aggregate amount capitalized as a result of the distribution. Any sale of the Shares issued pursuant to the distribution will result in a reduction of your proportionate equity interest in the Company.

Notice Regarding Rights Agreement: In accordance with the Rights Agreement dated as of October 18, 2002 (the “Rights Agreement”), between the Company and Continental Stock Transfer & Trust Company, as Rights Agent, as previously modified by a Certificate of Adjustment dated March 17, 2006, (the “Previous Certificate of Adjustment”), in order to reflect the stock split, each share of outstanding Common Stock (including the shares issued in connection with the stock split) will be accompanied by the right to purchase one four-thousandth of a share of Series A Junior Participating Preferred Stock (a “Right”). In addition, the redemption price of each Right will be decreased by one-half from $0.005 to $0.0025 in connection with the stock split. The Rights Agreement was filed as Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “SEC”) on October 21, 2002 (File No. 001-13167). The Previous Certificate of Adjustment was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 17, 2006. A Certificate of Adjustment dated June 25, 2008 (the “Current Certificate of Adjustment”) relating to the current stock split was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 25, 2008. Reference is made to the Rights Agreement, the Form 8-A referenced above, the Previous Certificate of Adjustment, the Current Certificate of Adjustment, the Form 8-K’s referenced above, and any amendments thereto for a more complete description of the terms of the Rights and the adjustments made in connection with the stock split.

Any questions about share transfer requirements, lost certificates or address changes may be directed to the Company's transfer agent and registrar of the Company's Common Stock as follows:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, NY 10004-1123

We appreciate your continued interest and your continued support of the Company.

Very truly yours,

John R. Irwin

President